Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Concentra Group Holdings Parent, Inc. of our report dated March 8, 2024, except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is June 25, 2024, relating to the financial statements and financial statement schedule of Concentra Group Holdings Parent, LLC, which appears in Concentra Group Holdings Parent, Inc.’s Registration Statement on Form S-1 (No. 333-280242).

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
August 22, 2024